Exhibit 10.3

Distribution Agreement

This Distribution Agreement (the “Agreement”) is made this 31st day of October, 2008, (the “Effective Date”) by and between Rogers Technologies (Suzhou) Co. Ltd., a corporation organized and existing under the laws of the People's Republic of China having its principal place of business at 338 Shenhu Road, Suzhou Industrial Park, Suzhou, People's Republic of China 215122, Rogers Technologies (Singapore) Inc., a corporation organized and existing under the laws of Singapore having its principal place of business at 60 Kaki Bukit Place, #03-14 Eunos TechPark , Singapore 415979, and Rogers Southeast Asia, Inc., a corporation organized and existing under the laws of Hong Kong having its principal place of business at Unit 1111, 11/F, Delta House, 3 On Yiu Street, Shatin, New Territories, Hong Kong (collectively, the “Distributor”), and Rogers Induflex NV, a Belgian company with registered office at 9000 Ghent, Ottergemsesteenweg 799 and registered with the Crossroads Bank of Enterprises under enterprise number 0427693784 (“Company”) (which will be renamed “Induflex NV” shortly after the change of control occurring as of the date hereof and described below).  Distributor and Company are each referred to herein, individually, as a “Party” and, collectively, as the “Parties”.

The Parties hereto agree as follows:

Whereas, Company is in the business of the development, manufacture and sale of laminates, coated tapes and films for purposes of shielding, insulating, barring and identification;

Whereas, Distributor has, prior to Effective Date, distributed the Company’s products;

Whereas, Company has recently undergone a change of control; and

Whereas, following such change of control, Distributor has agreed to continue to act as a distributor of the Company’s products to its customers, subject to the terms and conditions set forth herein.

Now therefore, in consideration of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.
Term: Unless earlier terminated as provided for herein, the term of this Agreement shall commence on the Effective Date and end on the six month anniversary thereof (the “Initial Term”).  Following the Initial Term, this Agreement may be renewed for an additional six month term unless either Party shall have given the other written notice of non-renewal at least thirty (30) days’ prior to the expiration of the then current term.

2.
Products: This Agreement governs Distributor’s distribution of multilayer laminates comprised of layers of any of the following products:  polyethylene terephthalate (PET), polyethylene naphthalate (PEN), polyvinyl chloride (PVC), aluminum, copper, Mylar, Tedlar and adhesives, as currently manufactured by the Company (the “Products”).

3.
Orders: Distributor will supply purchase orders to Company on a mutually acceptable form, via fax, email or phone to a person designated in advance by the Company in accordance with Section 15.  All purchases by Distributor of Products shall be subject to Distributor’s general terms and conditions of purchase.

4.	Product Pricing:

(a)
Product Price: The Product Price for each Product shall be the retail price for each such Product, less a fifteen percent (15%) discount (the “Product Price”).  All Product Prices shall be expressed in U.S. dollars.

(b)
Adjustment: In the event that the currency exchange rate of the U.S. dollar (USD) to the China Yuan Renminbi (CNY) deviates more than five percent (5%) from the rate of 1 USD = 6.8 CNY, then the Product Price will be adjusted accordingly.

5.	Payment Terms: All of Company’s invoices for Products shall be due and payable by Distributor within seventy-five (75) days after receipt of Products by Distributor.

6.
Delivery; Risk of Loss: All deliveries of Products will be made CFR, Shanghai (Incoterms 2000). Distributor shall pay all applicable insurance, duties, taxes inland freight and similar charges from the delivery point.  Distributor shall give Company written notice of any claimed shipping error within seventy-five (75) days after the date of receipt of Products by Distributor.

7.
Product Promotion: Distributor will not be obligated to promote Company’s Products, but Distributor will promote its own distribution services to its customers in accordance with Distributor’s standard business practices, which typically include (but are not limited to) informing Distributor’s customers of pricing available for products distributed by Distributor.

8.	Termination: This Agreement may be terminated as follows:

(a)	By either Party immediately upon any material breach by either Party, where such material breach remains uncured for more than five (5) business days following notice by the non-breaching Party.

(b)	Immediately upon notification or at any time thereafter, either Party may terminate this Agreement in the event that:

(i)	the other Party shall file any petition under any bankruptcy, reorganization, insolvency or moratorium laws, or any other law or laws for the relief of or in relation to the relief of debtors;

(ii)
there shall be filed against the other Party any involuntary petition under any bankruptcy statute or a receiver or trustee shall be appointed to take possession of all or substantial part of the assets of the Party which has not been dismissed or terminated within sixty (60) days of the date of such filing or appointment;

(iii)	the other Party shall make a general assignment for the benefit of creditors or shall become unable or admit in writing its inability to meet its obligations as they mature;

(iv)	the other Party shall institute any proceedings for liquidation or the winding up of its business other than for purposes of reorganization, consolidation or merger; or

(v)	the other Party’s financial condition shall become such as to endanger completion of its performance in accordance with the terms and conditions of this Agreement.

(c)
By Distributor upon fifteen (15) days written notice if Company is acquired in whole or in substantial part by, or is merged with, a third party, or sells all or substantially all of its assets to a third party.

(d)	By Company upon sixty (60) days’ written notice for any reason.

(e)
Effect of Termination: In the event of expiration or termination of this Agreement, Distributor shall be allowed a one time right to order an amount of Products, upon the terms and conditions valid at the date of termination and in line with market prices and conditions at such time, sufficient to fulfill all purchase orders outstanding as of the date of such termination.

9.
Statutory and Regulatory Compliance: Distributor and Company shall comply with all applicable laws and regulations governing their activities related to this Agreement, including without limitation, laws related to fraud and abuse, false claims and prohibition on kickbacks.

10.
Confidentiality: Each Party shall take all reasonable actions and do all things reasonably necessary to ensure that any information contained in this Agreement, as well as any information relating to this Agreement or is acquired by virtue of this Agreement (in either case, “Confidential Information”) shall not be disclosed or used for purposes outside this Agreement; provided, however, that the foregoing shall not apply to information that: (i) is provided to the disclosing Party’s attorneys or accountants (who will agree to be bound by confidentiality restrictions no less restrictive than are set forth herein); (ii) is requested by a legal or regulatory authority; (iii) is provided by the disclosing Party to its Affiliate (provided such Affiliate is subject to the confidentiality restrictions herein), and for the purpose of this section “Affiliate” shall mean a person or another entity which directly or indirectly controls, is controlled by, or is under the common control with that entity; (iv) a Party can show it knew prior to disclosure without obligation of confidentiality; (v) is or becomes public knowledge through no fault said Party; (vi) is lawfully disclosed by a third party under no obligation of confidentiality; or (vii) is required to be disclosed pursuant to court order or by law; provided that the non-disclosing Party shall be provided with prompt written notice of any such requirement so that it may seek a protective order or other appropriate remedy. This Section shall survive any termination of this Agreement for a period of five (5) years thereafter. Each Party shall either return to the disclosing Party, or destroy, all Confidential Information received hereunder upon the expiration or termination of this Agreement, except that either Party may retain one (1) copy of such Confidential Information in order to satisfy any future legal obligations it may have.

11.
Warranty: Each Party hereby represents and warrants that (a) it has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder, (b) this Agreement has been duly executed and delivered and represents a legal and valid obligation, binding upon and enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditor’s rights generally, or (ii) general principles of equity, whether considered in a proceeding in equity or at law, (c) the execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, (d) the execution of this Agreement by each Party, and its performance by such Party in accordance with its terms, does not and would not violate any law or regulation of any court, governmental body or administrative or other agency within the jurisdiction to which such Party is currently subject as of the date hereof, and (e) all necessary consent, approvals and authorizations of any governmental authorities and third parties required to be obtained by it in connection with this Agreement have been obtained.

12.	Mutual Indemnification:

(a)
Distributor will indemnify and hold Company harmless from and against any loss, cost, damage, expense, or other liability, including, without limitation, reasonable costs and attorney fees (“Costs”) incurred in connection with any and all third party claims, suits, investigations or enforcement actions (“Claims”) as a result of Distributor’s negligent acts, negligent omissions, or willful misconduct, or Distributor’s breach of this Agreement, except and to the extent caused by the negligence or willful misconduct of Company or Company’s breach of this Agreement.

(b)
Company will indemnify and hold Distributor harmless from and against any Costs for Claims incurred by Distributor as a result of Company’s manufacturing of the Products, negligent acts, negligent omissions, willful misconduct, or Company’s breach of this Agreement, except and to the extent caused by the negligence or willful misconduct of Distributor or Distributor’s breach of this Agreement.

(c)
In the event that Distributor is unable, due to the insolvency of any customer, to collect the full amount of an invoice for the Products from such customer, then Distributor shall have the right to charge back an amount equal to eighty-five percent (85%) of such uncollected invoice to Company.

(d)
As a condition of indemnification, the Party seeking indemnification shall notify, to the extent possible under applicable law, the indemnifying Party in writing promptly upon learning of any Claim for which indemnification may be sought hereunder. The indemnifying Party shall control the defense of such Claim and the indemnified Party shall have a right to participate in the defense of such Claim at its expense, and the Parties will cooperate in such defense. The indemnifying Party shall not settle any Claim without the written consent of the indemnified Party, which consent shall not be unreasonably withheld.

13.	Limitation on Liability:

IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT OR SPECIAL DAMAGES OF ANY KIND WHATSOEVER IN CONNECTION WITH THIS AGREEMENT; PROVIDED, THAT NOTHING HEREIN SHALL LIMIT A PARTY'S RIGHT TO CLAIM INDEMNIFICATION FOR LOSSES IT HAS INCURRED AS A RESULT OF LIABILITY FOR CONSEQUENTIAL, INCIDENTAL, INDIRECT OR SPECIAL DAMAGES OF ANY KIND WHATSOEVER TO THIRD PARTIES.

14.
Insurance: Distributor and Company shall maintain such policies of general liability, professional liability, and other insurance of the types and in amounts customarily carried by their respective businesses. Each Party shall provide the other with reasonable proof of insurance upon written request.

15.
Notice: All notices, consents, claims (for Costs or otherwise), waivers and other communications under this Agreement must be in writing (in the English language) and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) sent by telecopier (with confirmation of receipt in a manner permitted herein), or (iii) when received by the addressee, if sent by courier or other delivery service, in each case to the appropriate address and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a Party may designate by notice to the other Parties):

If to Distributor:

c/o Rogers Corporation
One Technology Drive
Rogers, CT 06263
Facsimile No: +1-860-779-5585
Attn.: Corporate Secretary

With copies to:

Burns & Levinson LLP
125 Summer Street
Boston, MA 02110
Facsimile No: +1-617- 345-3299
Attn: Samuel M. Shafner, Esq.

Rogers BVBA
Afrikalaan 188
Gent, B-9000, Belgium
Facsimile No: +32-9-235-3658
Attn: Vice President, Rogers Europe

Rogers Technologies (Suzhou)
338 ShenHu Road
Suzhou Industrial Park,
Suzhou,
People's Republic of China 215122
Attn: Vice President, Asia

If to Company:

Rogers Induflex NV
Ottergemsesteenweg 799,
9000 Ghent, Belgium
Facsimile No: +32-9-222-37-91
Attn.: Joel Ludvigsen

16.
Severability: In the event any portion of this Agreement shall be held illegal, void or ineffective, such portion(s) shall be deemed stricken and the remaining portions hereof shall remain in full force and effect, except to the extent that doing so would result in a manifest injustice. Subject to the consent of both Parties, such consent not to be unreasonably withheld, if any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.

17.
Audit: Both Parties shall have the right to conduct an audit of the other Party’s books and records on reasonable advance notice to determine whether the other Party has complied with the terms and provisions of this Agreement. Each Party shall pay their respective expenses associated with the audit. The audit shall be conducted at the audited Party’s place of business during such Party’s normal business hours; provided, that the auditors agree to be bound by confidentiality restrictions no less restrictive than are set forth herein.

18.
Entire Agreement: With regard to the issues addressed herein, this Agreement and the Exhibits hereto contain the entire agreement and understanding of the Parties, and supersedes any and all prior agreements and understandings regarding the same subject matter. No amendment, modification, revision, representation, warranty, promise or waiver of or to this Agreement shall be effective unless the same shall be in writing and signed by both Parties.

19.	Counterparts: This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

20.
Assignment: Company may not assign this Agreement without the written consent of Distributor.  Distributor shall have the right to (a) assign this Agreement, and (ii) delegate certain administrative functions as set forth herein to an affiliated entity.

21.
Delegation of Responsibilities: Distributor may engage a third party to conduct certain administrative functions on its behalf, including, but not limited to, data compilation and reporting services, financial accounting and processing services, or any other function relating to any of Distributor’s obligations set forth herein. Company agrees to cooperate with Distributor’s reasonable requests relating to Distributor’s engagement of any such third party and such third will be bound by confidentiality restrictions no less restrictive than are set forth herein.

22.
Force Majeure: Notwithstanding anything to the contrary herein, neither Party shall be liable in any manner for any delay to perform its obligations hereunder which are beyond a Party’s reasonable control, including, without limitation, any delay or failure due to strikes, labor disputes, riots, earthquakes, storms, hurricanes, floods or other extreme weather conditions, fires, explosions, acts of God, embargoes, war or other outbreak of hostilities, government acts or regulations, or the failure or inability of carriers, suppliers, delivery services, or telecommunications providers to provide services necessary to enable a Party to perform its obligations hereunder. In any such circumstance, the Party unable to perform its obligations shall notify the other Party of such circumstance, and said other Party shall have the right to terminate this Agreement immediately upon provision of written notice if the Party of the first part continues to be unable to perform its obligations hereunder for a period of thirty (30) days.

23.
Waiver: No waiver of any term of this Agreement shall be valid unless waived in writing and signed by the Party against whom the waiver is sought. The failure of either Party to require performance by the other Party of any provision hereof shall not affect in anyway the right to require such performance at any time thereafter.

24.
Independent Contractors: Nothing in this Agreement is intended to create any relationship between Distributor and Company other than as independent contractors and neither Party, nor any of their employees, staff, agents, officers or directors shall be construed to be the agent, fiduciary, employee, or representative of the other.

25.
Choice of Law: This Agreement and performance of the obligations hereunder, shall be governed by, and construed in accordance with, the laws of Belgium.  Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach or invalidity thereof, will be settled by arbitration in accordance with the provisions of Section 9(f) of that certain Stock Purchase Agreement, dated as of the date hereof, by and among Rogers Corporation, a Massachusetts corporation and affiliate of Distributor, and Company, which are incorporated herein by reference, mutadis mutandis, as if they were expressly set forth herein.  The Parties expressly reject the applicability to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.  This Agreement may be translated into languages other than the English; provided, that in the event of conflict, the English language version shall control.

26.	Third Party Beneficiaries: This Agreement is not a third party beneficiary contract, and, therefore, there are no third party beneficiaries to this Agreement.

27.
Guaranteed Supply: Company hereby represents to Distributor that during the Term it shall be able to provide Distributor with all Products ordered as requested in each purchase order. In the event that Company is unable to supply ordered Products, Company agrees to reimburse Distributor for all reasonable costs and liability incurred by Distributor resulting from such failure (including, without limitation, reasonable attorneys’ fees). Such reimbursements shall be received by Distributor within sixty (60) days following the request.

28.
Standard Forms: Without limiting the foregoing, the terms and conditions set forth in this Agreement (including any Exhibit hereto) shall supersede any inconsistent terms and conditions set forth in any purchase order or other standard form used by either Party.

In witness whereof, the undersigned, duly authorized, has executed this Distribution Agreement, effective as of the date first set forth above.

COMPANY:

Rogers Induflex NV

By:	/s/ J. D. Ludvigsen

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Name:	J. D. Ludvigsen

Title:	Managing Director

DISTRIBUTOR:

Rogers Technologies (Suzhou) Co. Ltd.

By:	/s/ Michael L. Cooper

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Name:	Michael L. Cooper

Title:	Vice President, Rogers Asia

Rogers Technologies (Singapore) Inc.
By:	/s/ Michael L. Cooper

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Name:	Michael L. Cooper

Title:	Vice President, Rogers Asia

Rogers Southeast Asia, Inc.

By:	/s/ Michael L. Cooper

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Name:	Michael L. Cooper

Title:	Vice President, Rogers Asia